Tucson Hospitality Properties LLLP (THP)

Updated Restructuring Agreement

This Agreement is made as of October 1, 2013 by and among:

RARE EARTH FINANCIAL, LLC, an Arizona limited liability company ("Rare Earth") and ("REF") both used throughout.

RRF LIMITED PARTNERSHIP, a Delaware limited partnership ("RRF");

INNSUITES HOSPITALITY TRUST, an Ohio business trust ("IHT") and General Partner of RRF; and

Tucson Hospitality Properties LLLP, an Arizona Limited Liability Limited Partnership (THP)

RECITALS:

A. THP owns and operates Tucson InnSuites Best Western Hotel & Suites, a 159-unit hotel in Tucson, Arizona (the "Property").
B. THP is currently owned approximately 50% by RRF.
C. Rare Earth and RRF wish to restructure THP creating 160 (or more) additional Limited Partnership Interests (referred to collectively as "Interests"), and cause THP to offer and sell 160 (or more) Class A Interests in THP to existing Tucson investors, to RRF and/or to accredited investors at $10,000 per interest for $1,600,000 (the "Offering"). Rare Earth, as one of the GPs of THP, will coordinate the offering and sale of Class A Interests to third parties. Rare Earth and other Affiliates may purchase interests under the offering.
D. As a part of the restructuring, RRF may purchase 40 units (or more). REF may purchase Class C Interests in THP.

Proceeds from the Offering will be used in part to repay loans from RRF to THP.

FOR VALUABLE CONSIDERATION RECEIVED, the parties agree as follows:

1. Restructuring of THP. As soon as practicable after execution of this Agreement, Rare Earth and RRF, as the GPs of THP, will adjust the limited Partnership Agreement, in form and substance reasonably acceptable to RRF, REF, and THP for THP to:
   (a) Create 160 (or more) additional Class A units in amounts sufficient to accommodate the offering

2. Offering. Upon completion of the restructuring, THP will conduct an offering to existing investors and accredited investors (or as approved by REF) of 160 Class A Interests at $10,000 per Interest (the "Offering"), for a total offering $1,600,000 (the Offering Price").

   THP will pay: (a) a Restructuring and Offering Fee to Rare Earth ($128,000); and (b) offering costs of $30,000. If 160 units of the Offering are not sold (including Interests purchased by Rare Earth and its affiliates), Rare Earth will be paid a fee equal to 8% of the aggregate offering price of the actual Interests sold, including Interests sold to Rare Earth and its affiliates (the "Alternative Fee"), instead of the $128,000 Restructuring and Offering Fee.

3. Interests.

(a) All Membership Interests will have equal voting rights and will share equally in all distributions (including distributions or proceeds payable upon a Triggering Event), subject to (1) priority distribution rights and distribution catch-up rights described in paragraph 3(b), and (2) REF 50% participation right described in paragraph 3(e). All Memberships will be redeemable by THP for $10,000 after payment of all distributions to which such Interests are entitled under paragraphs 3(b) and (c).

(b) All Membership Interests will be entitled to receive priority distributions annually from THP of $700 per $10,000 (7%) prorated from date of investment through May 1, 2016. However, priority distributions will be paid first to Class A Interests, second to Class B Interests and third to Class C Interests. Priority distributions will be cumulative until May 1, 2016 so that all priority distributions must be paid in full to Class A Interests before any priority distributions are paid to Class B or C Interests, and all priority distributions must be paid in full to Class A and Class B Interests before priority distributions are paid to Class C Interests. If a Triggering Event of THP occurs (including a sale or refinancing of substantially all of the assets of THP, or merger, sale, liquidation or other winding up of THP) prior to the payment of all priority distributions of proceeds to the Members (including the GP participation described in 3(e) then priority distributions will be caught up first.

(c) After May 1, 2016, all Membership Interests will share equally in all such distributions. If a Triggering Event (as defined in 3(b)) of THP occurs prior to the payment of all accumulated distributions to the Members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the Members (including the REF General Partners' participation described in 3(e)). In the event that funds generated from a Triggering Event are insufficient to pay the total amount of all such accumulated distributions owed to the Members, all Class A Members will participate pro-rata in the funds available for distribution to them until paid in full, then Class B, then Class C.

(d) Distributions will be payable quarterly in arrears based on calendar quarters, due 45 days after the end of the quarter. Distributions will be made every three months provided, in the sole judgment and discretion of the GP, cash is available for such distributions. THP will use its best efforts to pay the 7% annual distribution, paid quarterly contemplated in paragraph 3(b) and quarterly distributions contemplated in 3(c).

(e) In the event that either (a) all Interests have been redeemed or (b) all Interests are current in the distributions to which they are entitled including 7% per year for each full or partial year held, and they have received distributions of at least $10,000 per unit in addition to 7% annual distributions, Rare Earth will receive 50% of (1) any distributions to THP Class A, B, or C units and (2) 50% of proceeds from any Triggering Event (as defined in 3(b)) as additional consideration as General Partner. The remaining distributions to all partners (Class A, B, and C) pro rate to be equal based on number of units.

4. If a minimum of 160 Interests are not sold by September 30, 2014, RRF may purchase the remaining units.

5. <u>Removal of General Partner.</u> At any time, a Majority-In-Interest of all LP and GP interests of THP may remove Rare Earth as GP and elect a new GP. Notwithstanding its removal as GP pursuant to this paragraph, Rare Earth will retain the profit participation right described in paragraph 3(e). Prior to removing Rare Earth and/or a Wirth entity as GP or Management Company, lender approval will be

of the units unless consistent with lender requirements.

obtained prior to April 1, 2016. Prior to April 1, 2016, RRF, REF and James Wirth will retain over 50% of the units unless consistent with lender requirements.

6. Tucson general partner RRF LP, through its General Partner, InnSuites Hospitality Trust and Tucson General Partner, Rare Earth Financial LLP, through its manager James Wirth, hereby agree to the following:

   (a) Tucson Hospitality Properties currently has 612 partnership units outstanding. It is hereby agreed that 160 additional newly created units will be made available on a right of first refusal basis to Tucson Hospitality investors and thereafter, to other InnSuites hotel accredited investors. The new total Tucson Hospitality units will be 772 units.

   All the 160 units will be newly created units for the purpose of paying off an intercompany loan between Tucson Hospitality Properties and its general partner, RRF, prepay first position debt and for reserve and payment of expenses related to the offering.

   (b) RRF LP currently owns 330 Tucson units. According to the requirements of the lender, entities owned by James Wirth must maintain at least a 50.1% ownership position. In order to maintain this 50.1% ownership position, RRF will purchase 11 units currently held by IHT at cost of $10,000 per unit for a new RRF total of 341 units. In addition, RRF will purchase 46 units of the offering, increasing its total investment from 330 currently to 341 to 387 units. After the offering 50.1% or more (387 out of 772) will be owned by RRF, fulfilling its requirements to maintain over 50.1% ownership position.

   (c) The offering will include a provision allowing oversubscription of up to 40 units for prepayment of existing first position mortgage, increase working capital, and reserve provided, however, that RRF will subscribe to at least half of the oversubscription amount so it may maintain over 50% ownership that is required by the loan.

   (d) Rare Earth Financial will earn a restructuring fee of $128,000 based on the total number of new units sold of 160 units. (The maximum amount payable to Rare Earth Financial will be 8% of the amount of the units subscribed). Rare Earth Financial may use outside broker dealers and pay a fee up to 8% to them provided, however, that said fee will be paid by Rare Earth and not by the partnership.

7. Miscellaneous.

   (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

   (b) Waiver. No waiver or modification of this Agreement shall be valid unless in writing and executed by the party against which the waiver or modification is to be enforced. No waiver of any breach or default shall operate as a waiver of any other breach or default, whether similar or different from the breach or default waived.

   (c) Severability. All provisions of this Agreement are severable, and if any provision is held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provisions were not contained herein.

(d) Entire Agreement. This Agreement constitutes the complete understanding of the parties hereto, and supersedes all prior understandings or agreements, whether oral or written. This Agreement shall be binding upon the inure to the benefit of the parties hereto, their successors, their legal representatives, heirs and assigns.

The parties have executed this Agreement effective as the date first written above.

RRF LIMITED Partnership

By: InnSuites Hospitality Trust
Its: General Partner

By: ______________________

Its: Exec. V.P. Secretary as approved by the Board of Trustees Consent Action dtd. Sept. 14, 2013

RARE EARTH FINANCIAL

By: ______________________
James Wirth, Manager

TUCSON HOSPITALITY PROPERTY

By: RRF Limited Partnership, GP
by InnSuites Hospitality Trust, GP

By: ______________________

Its: Secretary as approved by the Board of Trustees Consent Action dtd. Sept. 14, 2013 by RRF Ltd. Pt.